EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108771 on Form S-8 of First Financial Service Corporation of our reports dated March 13, 2007 with respect to the consolidated financial statements of First Financial Service Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which appear in this Annual Report on Form 10-K of First Financial Service Corporation.

Crowe Chizek and Company LLC

Louisville, Kentucky

March 16, 2007